Exhibit 4.2

April 30, 2026

Genius Sports Limited

C/O Genius Sports Group

1st Floor, 27 Soho Square,

London, England, W1D 3QR

Re: Lock-Up and Orderly Sell-Down Agreement (“Agreement”)

Ladies and Gentlemen:

Reference is made to the Share Purchase Agreement, dated February 5, 2026 (the “Acquisition Agreement”), with Genius Sports Limited, a company incorporated under the laws of Guernsey (the “Company”), amongst others, providing for, among other things, the acquisition (the “Acquisition”) by Lion Bidco (Guernsey) Limited (“Buyer”) of the entire issued share capital of Zeal Ltd from Epos Capital Ltd (“Seller”). Nicholas Kisberg is the Seller Guarantor under the Acquisition Agreement (the Seller Guarantor, together with the Seller, the “Seller Parties”). Capitalized terms used and not defined herein have the meaning given to such terms in the Acquisition Agreement.

In consideration of, and as a condition to, the consummation of the various transactions contemplated under the Acquisition Agreement, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Seller Parties agree that, during the Lock-Up Period (as defined below), the Seller Parties shall not, and shall not cause or direct any of their Affiliates (as defined below) to, directly or indirectly: (i) offer, sell, lease, assign, contract to sell, pledge, lend or otherwise dispose of or transfer (by operation of law or otherwise), the applicable Consideration Stock, or grant any option to purchase the applicable Consideration Stock, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the Seller Parties or someone other than the Seller Parties), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of the applicable Consideration Stock, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of the applicable Consideration Stock or other securities, in cash or otherwise (any of the transactions described in the forgoing clause (i) and (ii), a “Transfer”) or (iii) otherwise publicly announce any intention to engage in or cause any Transfer of applicable Consideration Stock. The Seller Parties represent and warrant that the Seller Parties are not, and have not caused or directed any of their Affiliates to be or become, a party to any agreement, arrangement or understanding that provides for, is designed to or which reasonably could be expected to lead to or result in any Transfer of applicable Consideration Stock during the Lock-Up Period. Each Seller Party agrees that during the Lock-Up Period it shall not, and shall not cause or direct any of its Affiliates to become a party to any agreement, arrangement or understanding that provides for, is designed to or which reasonably could be expected to lead to or result in any Transfer of applicable Consideration Stock during the Lock-Up Period.

Notwithstanding the foregoing, the Seller Parties may Transfer (each such Transfer, a “Permitted Transfer”) the Consideration Stock (i) to any Affiliate of the Seller Parties, (ii) pursuant to a Change of Control of the Company approved by the Company’s board of directors (the “Board”), provided that in the event that the Change of Control is not completed, the Consideration Stock owned by the Seller Parties shall remain subject to the restrictions contained herein, (iii) to the Company and (iv) to satisfy any tax payment obligations arising in respect of the issuance of the Tranche 1 Earn-Out Stock and the Tranche 2 Earn-Out Stock; provided, that in the case of any Transfer of Consideration Stock pursuant to clause (i) each transferee (each such transferee, a “Permitted Transferee”) shall automatically be bound by the restrictions set forth herein and, upon request, shall agree to be bound in writing by the restrictions set forth herein. For purposes of this Agreement, (A) “Affiliate” of any particular person means any other person controlling, controlled by or under common control with such person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities or otherwise, (B) “Change of Control” shall mean the transfer in response to a bona fide third party tender offer, merger, consolidation or similar transaction the result of which any person (as defined in the Acquisition Agreement) or group of persons, other than the Company, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of more than 50% of total voting power of the voting stock of the Company, and (C) “Lock-Up Period” means with respect to (w) the Completion Stock, the period beginning from the date of the issuance of such shares to the Seller and continuing to and including the date that is 180 days following the date of such issuance, (x) the Tranche 1 Earn-Out Stock, the period beginning from the date of the issuance of such shares to the Seller and continuing to and including the date that is 180 days following the date of such issuance and (y) the Tranche 2 Earn-Out Stock, the period beginning from the date of the issuance of such shares to the Seller and continuing to and including the date that is 180 days following the date of such issuance.

Following the expiry of the Lock-Up Period applicable to the Completion Stock, and until the earlier of (i) the date that is thirty-six (36) months following the expiration of the Lock-Up Period applicable to the Completion Stock and (ii) such time that the Seller Parties or any Permitted Transferee ceases to hold or own any of the Consideration Stock, the maximum number of shares of Consideration Stock that the Seller Parties may Transfer on any day shall not exceed 411,416 shares of Genius Common Stock; provided, however, that the foregoing restriction shall not apply to Permitted Transfers, so long as the Permitted Transferee, if applicable, shall agree to be bound in writing by the restrictions set forth herein.

Without limiting the foregoing, and notwithstanding anything herein to the contrary, each Seller Party agrees that it will not Transfer any Consideration Stock, except pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and, as and if applicable, in compliance with any applicable state and foreign securities laws.

With a view to making available to the Seller Parties the benefits of Rule 144 under the Securities Act (or its successor rule) (“Rule 144”) that may permit the Seller Parties to sell shares of Consideration Stock to the public without registration, the Company covenants and agrees to, until such time that the Seller Parties or any Permitted Transferee ceases to hold or own any of the Consideration Stock: (I) use commercially reasonable efforts to, (i) to the extent the Company is not then subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, make and keep adequate current public information available, as those terms are understood and defined in Rule 144, or (ii) to the extent the Company is then subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, file with the U.S. Securities and Exchange Commission (the “SEC”) in a timely manner all reports and other documents required of the Company under the Exchange Act; (II) furnish electronically to the applicable Seller Party upon written request, a written statement by the Company that it has complied with the requirements of the foregoing clause (I); and (III) to the extent the Company becomes aware it is not in compliance with the foregoing clause (I), promptly notify the Seller Parties of such noncompliance. In addition, in connection with any Transfer of shares of Consideration Stock by the Seller Parties pursuant to Rule 144 or pursuant to any other exemption under the Securities Act and in compliance with the requirements of this Agreement, if requested by the Seller Parties in writing, the Company shall promptly instruct, and use commercially reasonable efforts to cause, the Company’s transfer agent and registrar to promptly remove any restrictive legends related to the book entry position representing such shares of Consideration Stock and make a new, unlegended entry for such book entry shares of Consideration Stock sold or disposed of without restrictive legends, which instruction shall include delivery of any customary opinion requested by the Company’s transfer agent and registrar; provided that the Company has timely received from the applicable transferor Seller Party and such Seller Party’s broker or other agent for the sale customary representations and other documentation reasonably acceptable to the Company and the Company’s transfer agent and registrar in connection therewith.

The Seller Parties agree and consent to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the Transfer of the Seller Parties’ Consideration Stock except in compliance with the foregoing restrictions. In addition, the Seller Parties acknowledge and accept that the Company shall place restrictive legends on the certificates or book-entry positions of the Consideration Stock reflecting such instructions and shall be in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL, IS AVAILABLE.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS SET FORTH IN THE LOCK-UP AND ORDERLY SELL DOWN AGREEMENT, DATED AS OF APRIL 30, 2026, BY AND BETWEEN THE COMPANY, BUYER, THE HOLDER OF SUCH SECURITIES, AND SELLER GUARANTOR. A COPY OF AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Any Transfer or attempted Transfer of Consideration Stock in violation of this Agreement shall be of no effect and null and void ab initio, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and the Company may determine not to, and may instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of the Company.

The Seller Parties acknowledge and agree that neither the Company nor the Buyer has made any recommendation or provided any investment advice to the Seller Parties with respect to this Agreement or the subject matter hereof, and the Seller Parties has consulted his own legal, accounting, financial, regulatory and tax advisors with respect to this Agreement and the subject matter hereof to the extent the Seller Parties has deemed appropriate.

The Seller Parties understand that the Company and the Buyer are relying upon this Agreement in consummating the Acquisition. The Seller Parties further understand that this Agreement is irrevocable and shall be binding upon the Seller Parties’ heirs, legal representatives, successors, and permitted assigns. The Seller Parties hereby represent and warrant that the Seller Parties have full power and authority to enter into this Agreement.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws that would result in the application of any law other than the laws of the State of New York. THE SELLER PARTIES, THE BUYER AND THE COMPANY HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the parties hereto, to the extent it may do so under applicable law, hereby irrevocably submits itself to the non-exclusive jurisdiction of the courts of the State of New York sitting in the City of New York and to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement.

This Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, the remaining provisions of this Agreement, to the extent permitted by law shall remain in full force and effect.

Very truly yours, Epos Capital Ltd

By:	/s/ Daniel Lezala
Name:	Daniel Lezala
Title:

By:	/s/ Nicholas Kisberg
Name:	Nicholas Kisberg

Agreed and acknowledged:

Genius Sports Limited

By:	/s/ Thomas Russell
Name:	Thomas Russell
Title:	Chief Legal Officer

Lion Bidco (Guernsey) Limited

By:	/s/ Thomas Russell
Name:	Thomas Russell
Title:	Chief Legal Officer